UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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The Providence Service Corporation

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PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Makes its

Spring 2009 Presentation Publicly Available

Management to Embark on Series of Nationwide Investor Meetings

TUCSON, ARIZONA – May 8, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today announced that, in connection with management’s upcoming meetings with investors across the country, it has filed with the Securities and Exchange Commission its Spring 2009 Investor Presentation. Stockholders may obtain a copy of the investor presentation for free at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.provcorp.com.

“Over the next few weeks, I plan to meet with many of our stockholders, large and small,” said Fletcher Jay McCusker, Providence’s CEO. “As the financial results we announced earlier this week for our first quarter show, we have made significant and substantial progress and are starting to benefit from many of the actions we have implemented to enhance Providence’s prospects and profitability. As of May 7, 2009, our stock price is up year-to-date over 700% compared to the S&P 500 Index which is up only 0.5% and the Russell 3000 Index which is up 3.1%.

“Given Providence’s momentum and success, it is unfortunate that a dissident group seems steadfastly committed to continuing a distracting and costly proxy contest that only serves to interfere with the progress we are making. As such, in addition to having the opportunity to solicit stockholder input and ideas as to how we can continue to grow shareholder value and position Providence for long-term growth, profitability and market leadership, we are also looking forward to detailing for our stockholders how the dissident group’s actions have the potential to jeopardize Providence’s momentum and success. In our meetings with stockholders, we plan to call their attention to the following:

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The dissident group has no relevant experience in the social services industry: The members of the dissident group are all affiliates of Avalon Correctional Services, Inc., which operates private correctional facilities for governmental payers in three states, Oklahoma, Texas, and Wyoming, and has no relevant experience in the social services industry.

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Avalon Correctional Services has a history of challenging relationships with government payers: For Providence to continue to be successful, it is critical that we continue to maintain our very strong relationships with the government payers that we work with in 42 states and the District of Columbia. Avalon Correctional Services, which currently operates in only three states, Oklahoma, Texas, and Wyoming, has a history of challenging relationships with government payers, including in its home state of Oklahoma, where decertification and halted funding led to its discontinuation of all of its residential care/outpatient mental health operations in 1996, and, more recently, in Colorado, where its correctional facility contracts were terminated, pulled and/or suspended in 2008, at both the state and county level, leading to the discontinuation of its correctional facility operations in Colorado that same year.

—more—

5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Providence Service Corporation

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Since first becoming a stockholder of Providence in October 2008, the members of the dissident group have acted in ways that would suggest that their interests are not aligned with those of other stockholders and that they may have an undisclosed agenda to obtain effective control over Providence: The dissident group, within less than a month of becoming a Providence stockholder, made a transaction proposal to us that, if accepted, would have facilitated their ability, with a proposed investment of potentially less than $1.0 million, to (1) immediately raise their aggregate voting interest in Providence from 18.6% to almost 25%, (2) obtain the ability, without further investment and in their sole discretion, to subsequently increase both their voting and their ownership interest in Providence to over 33%, and (3) in the interim, secure for themselves a greater than 42% annual dividend yield. The Providence Board, after due consideration, rejected such a one-sided proposal as not being in the best interests of ALL stockholders.

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The dissident group has not provided us with any plans or proposals to enhance stockholder value: Despite our numerous interactions with members of the dissident group, neither Donald C. Smith nor any of the other members of the dissident group have identified to us any suggestions for operational improvements, or other initiatives to enhance value for ALL Providence stockholders.

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The leaders of the dissident group, Avalon Correctional Services and Donald C. Smith, have a history of engaging in substandard corporate governance practices that are diametrically contrarary to how Providence approaches corporate governance and how we believe many of our investors would want us to approach corporate governance: In 2005, Donald C. Smith, the founder, sole director and controlling stockholder of Avalon Correctional Services, a company that is publicly-traded on the pink sheets, voluntarily delisted Avalon Correctional Services from the Nasdaq Stock Market (after being threatened with delisting for failure to have any independent directors (in other words, directors other than Donald C. Smith) on its Board of Directors) and terminated the registration of its shares under the Securities Exchange Act in order to avoid being required to comply with the corporate governance and other provisions of the Sarbanes-Oxley Act of 2002.

“We continue to believe that it is in the best interests of all Providence stockholders for the dissident group to end their proxy contest at the earliest possible time so that we can move beyond this unnecessary and costly distraction and return our complete attention to delivering on Providence’s very significant potential and enhancing value for ALL Providence stockholders. However, we will not be intimidated, bullied or distracted from our focus on acting in the best interests of, and building stockholder value for, ALL Providence stockholders by the threats and intimidation tactics of one dissident group. As much as we prefer to focus our full attention elsewhere, we will not stand idly by while a dissident group seeks through their proxy contest to further their own undisclosed agenda.”

Important Information

On May 5, 2009, The Providence Service Corporation (the “Company”) began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Providence’s stockholders are strongly urged to read Providence’s definitive proxy statement as it contains important information. Stockholders may obtain an additional copy of Providence’s definitive proxy statement and any other documents filed by Providence with the Securities and Exchange Commission for free at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.provcorp.com. In addition, copies of Providence’s proxy materials may be requested by contacting Providence’s proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Providence’s stockholders is available in Providence’s definitive proxy statement filed with the SEC on May 1, 2009.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 81,000 clients through 1,019 contracts at March 31, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains ““forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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